Suite 1000 Brunswick House 44 Chipman Hill Saint John, NB Canada E2L 2A9	Correspondence: P.O. Box 7289 Postal Station A Saint John, NB Canada E2L 4S6	Telephone: 506.632.1970 Fax: 506.652.1989 saint-john@smss.com www.smss.com

May 3, 2006

High Plains Uranium, Inc.
1718 Capitol Avenue
Cheyenne, Wyoming 82001

Ladies and Gentlemen:

Re:	High Plains Uranium, Inc.

We have acted as New Brunswick counsel to High Plains Uranium, Inc. (the “Company”) in connection with its filing of a registration statement on Form F-1 (File No. 333-___________, the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”), relating to the resale of 44,078,557 common shares in the capital stock of the Company (the “Registered Shares”), by investors named therein. Of the Registered Shares: (i) 40,948,552 common shares are issued and outstanding (the “Issued and Outstanding Registered Shares”) and (ii) 3,130,000 common shares (the “Warrant Shares) are issuable upon exercise of certain common share purchase warrants of the Company (the “Warrants”).

In our capacity as New Brunswick counsel to the Company, we have examined (i) the Registration Statement, including the form of prospectus included therein and the exhibits thereto; (ii) certain resolutions of the Board of Directors of the Company, regarding the authorization and issuance of the Issued and Outstanding Registered Shares and the Warrants pursuant to which the Warrant Shares are issuable; (iii) the form of the Warrants; and (iv) the Company's Articles of Incorporation and By-laws, each as amended to date.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto.

For the purposes of the opinions hereinafter expressed, we have assumed:

(a)
the conformity with original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us;

(b)	the completeness of the duplicate copy of the minute book of the Company as provided to us;

(c)	that the Company has received, in full, the issue price in respect of which the Issued and Outstanding Registered Shares were issued.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Issued and Outstanding Registered Shares are validly issued as fully paid and non-assessable shares in the capital stock of the Company and (ii) the Warrant Shares will be, upon the issuance thereof in accordance with the terms of the Warrants, including payment of the exercise price therefore validly issued as fully paid and non-assessable shares in the capital stock of the Company.

This opinion is provided solely for the benefit of the addresses, may not be relied upon by any other person and is provided solely in connection with the transaction to which it relates. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-K promulgated under the Act.

Yours truly,

/s/ STEWART McKELVEY STIRLING SCALES